EXHIBIT 5.1

Pillsbury Winthrop LLP
11682 El Camino Real, Suite 200
San Diego, California 92130

December 14, 2004

Orange 21 Inc.
2070 Las Palmas Drive
Carlsbad, California 92009

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

        We are acting as counsel for Orange 21 Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") of 1,214,971 shares of the Company's Common Stock, par value $0.0001 per share (the "Shares"), issuable pursuant to the Company's 2004 Stock Incentive Plan and certain other outstanding stock options described in the Registration Statement (the "Plans").

        We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be legally issued, fully paid and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

        Very truly yours,

        /s/  PILLSBURY WINTHROP LLP